                               FORM 12B-25

                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                                      SEC File NO.: 0-18222
                                                      Cusip No.:


                        NOTIFICATION OF LATE FILING
               ( ) Form 10-K     ( ) Form 11-K     ( ) Form 20-F
                        (X) Form 10-Q     ( ) Form N-SAR
-------------------------------------------------------------------------------

For Period Ended: 9-30-95
-------------------------------------------------------------------------------
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
-------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A
-------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
-------------------------------------------------------------------------------
     Full Name of Registrant: Quantum Learning Systems, Inc.
-------------------------------------------------------------------------------
     Former Name if Applicable: CCR, Inc.
-------------------------------------------------------------------------------
     Address of Principal Executive Office (street & #): 1111 SW 17th Street
-------------------------------------------------------------------------------
     City, State and Zip Code:  OCALA, FLORIDA 34474
-------------------------------------------------------------------------------
PART II - RULES 12B-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be complete. (Check box if appropriate).

(X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(X) (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

( ) (c) The Accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable
-------------------------------------------------------------------------------
PART III - NARRATIVE
-------------------------------------------------------------------------------

     State below in reasonable detail the reasons why the form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof could not be filed within the prescribed time period.

This is the Registrants first Edgar filing and the Accountants and Registrant were unable to get the material in the proper format for Edgar filing.



PART IV - OTHER INFORMATION

     (1) Name and telephone number of persons to contact in regard to this notification:
                       JAMES K. ISENHOUR, CHAIRMAN/CFO   904-620-8905

     (2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to filed such report(s) been filed: If the answer is not, identify report(s)

                             (X) Yes     ( ) No


     (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report on portion thereof?

                             ( ) Yes     (X) No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







     JAMES K. ISENHOUR, THE CHIEF EXECUTIVE OFFICER OF THE REGISTRANT, HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

Dated: 11/10/95


                                       /s/ James K. Isenhour
                                       James K. Isenhour
                                       Chairman, CEO